May 9, 2019

Mr. Mark Pearson
AXA Equitable Holdings, Inc.
1290 Avenue of the Americas, 16th floor
New York, New York 10104

Dear Mr. Pearson:

This letter confirms our understanding regarding your waiver in connection with your employment agreement dated March 9, 2011 (the “Agreement”). Please confirm this understanding by signing below.

The Agreement provides that you will serve as the Chair of the Board of AXA Equitable Life Insurance Company (“AEL Chair”) during your employment term. The Agreement further provides that you may terminate your employment for “Good Reason” and receive certain severance benefits if you are removed as AEL Chair.

Mr. Ramon de Oliveira was appointed as AEL Chair on March 26, 2019. As discussed, you have agreed that you will waive your right under the Agreement to terminate your employment for Good Reason due to your removal as AEL Chair so long as Mr. de Oliveira serves as AEL Chair. By signing below, you confirm that you have irrevocably waived this right.

Sincerely,

/s/ Jeff Hurd
Jeff Hurd
Chief Operating Officer

ACCEPTED AND AGREED TO:

/s/ Mark Pearson
Mark Pearson